UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 7, 2014 (August 4, 2014)

OSL HOLDINGS, INC.

(Exact name of registrant as specified in its charter)

Nevada	001-32658	98-0441032
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1669 Edgewood Road, Suite 214, Yardley, PA	19067
(Address of principal executive offices)	(Zip Code)

 Registrant's telephone number, including area code: (845) 363-6776

Not applicable.

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[  ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.

Leak-Out Agreement with Eli Feder, Robert Rothenberg, and Steven Gormley

On August 4, 2014 (the “Effective Date”), OSL Holdings, Inc. (the “Company”) entered into a leak-out agreement with Eli Feder (“Feder”), Robert Rothenberg (“Rothenberg”), and Steven Gormley (“Gormley”) (each, a “Stockholder” and collectively, the “Stockholders”) (the “Leak-Out Agreement”). Feder is the Company’s Chief Corporate Development Officer, Rothenberg is the Company’s Chief Executive Officer, and Gormley is the Company’s Chief Business Development Officer.

The restrictions contained in the Leak-Out Agreement apply to all shares of common stock of the Company currently issued to the Stockholders, and to be issued in the future pursuant to the Stockholders’ employment agreements, settlements, or requests (collectively, the “Shares”). If a Stockholder is not an affiliate at the time of the sale or transfer, the aggregate number of Shares that may be sold or transferred by that Stockholder shall not exceed ten percent (10%) of the average monthly trading volume of the common stock of the Company on the relevant trading market, per month (the “Volume Limitations”). If a Stockholder is an affiliate at the time of sale or transfer, that Stockholder may sell or transfer the maximum amount permitted under applicable law or regulation for “affiliates” in any 90-day period, so long as such maximum amount does not exceed the Volume Limitations. Any of the Shares that are sold by the Shareholders in the public market, in compliance with the Leak-Out Agreement, will not thereafter be subject to the Leak-Out Agreement.

The foregoing description of the Leak-Out Agreement is qualified in its entirety by reference to such Leak-Out Agreement, which is filed as Exhibit 10.1 hereto and is incorporated herein by reference.

Item 9.01	Financial Statements and Exhibits.

(d)	Exhibits

Exhibit	Description
10.1	Leak-Out Agreement between OSL Holdings Inc. and Eli Feder, Robert Rothenberg, and Steven Gormley dated August 4, 2014

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

OSL HOLDINGS, INC.

Date: August 7, 2014	By:	/s/ Robert H. Rothenberg
Robert H. Rothenberg, Chief Executive Officer

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